Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Vitex Reports Fourth Quarter and Full Year Results for 2004

Watertown, MA (February 28, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, today announced its financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Vitex reported a net loss of $7.2 million or $0.13 per share versus a net loss of $2.7 million or $0.07 per share for the fourth quarter of 2003. Revenue from research funding increased from $0.4 million in the fourth quarter of 2003 to $1.2 million in the fourth quarter of 2004, reflecting the recognition into revenue of approximately $0.8 million in previously deferred revenue relating to non-refundable up-front and milestone payments from Amersham Pharmacia Biotech. In the fourth quarter of 2004, we terminated our contract with Amersham, which covered the development and marketing of INACTINE™ for use as a pathogen reduction step in the manufacture of biopharmaceuticals. The decision to terminate the agreement was based on the likelihood of commercial success following a forecasted lengthy and expensive development and regulatory process.

Research and development spending in the fourth quarter of 2004 increased to $5.6 million from $2.6 million in the fourth quarter of 2003. In November of 2004, we suspended enrollment in our Phase III surgical or acute study for the INACTINE pathogen reduction system for red blood cells, following the identification of an immune response to INACTINE-treated red blood cells in a single patient in the study. As a result, Vitex performed an impairment review of long-lived assets and took a non-cash charge of $2.5 million in the fourth quarter of 2004 to write-off certain intangible assets associated with the core technology. The Company also recorded a one-time charge of $0.6 million to reflect the cumulative impact of a change in leased property accounting over the past five (5) years, which was not material to the Company’s reported results in any one year.

General and administrative spending in the fourth quarter of 2004 increased to $2.8 million from $0.6 million in the fourth quarter of 2003. In the fourth quarter of 2004, we recorded $1.2 million in merger related costs for our proposed merger with Panacos Pharmaceuticals. Vitex also recorded a legal contingency of approximately $0.7 million to cover estimated costs associated with separate actions involving a real estate dispute relating to a manufacturing facility and the payment of overtime to employees at a plant divested by Vitex in 2001. Vitex intends to vigorously contest these claims.

For the year ended December 31, 2004, the net loss was $18.2 million or $0.35 per share versus a net loss of $22.4 million or $0.67 in fiscal year 2003. Research and development spending decreased from $18.5 million in 2003 to $13.3 million in 2004. The reductions reflect lower staffing levels and lower development costs for equipment and disposables used as part of the INACTINE pathogen reduction system for red blood cells. These savings were offset in part by the previously discussed, non-cash write-off of certain intangible assets and the non-cash charge for the change in lease accounting. General and administrative costs increased from $4.3 million in 2003 to $6.5 million in 2004 due to previously described expenses associated with Vitex’s proposed merger with Panacos Pharmaceuticals and legal contingencies.

In December 2004, Vitex announced that it had signed binding agreements with a group of investors led by Great Point Partners, LLC for a $20 million private placement of common stock and warrants to purchase common stock. The financing is subject to shareholder approval and to closing the merger with Panacos Pharmaceuticals. Vitex also announced plans for a shareholder rights offering of its common stock with a maximum value of $5.5 million. The Company expects to receive a going concern opinion in KPMG LLP’s report on the Company’s financial statements for the fiscal year ended December 31, 2004, based on the Company’s current cash situation, prior to the proposed merger and financing.

“Vitex was pleased to have reached agreement with Panacos on an amendment to our merger agreement,” said John Barr, President and CEO of Vitex. “The private placement that we intend to close with the merger will provide the merged company with resources to advance our development programs, including the clinical development program for PA-457 beyond some important, near term milestones. We also look forward to continuing to make progress toward an appropriate future plan with the INACTINE system for red blood cells. We are gratified by the interest the merged company is generating in the investment community, as evidenced by invitations to speak at two investor conferences this week.”

Highlights for Q4 2004 include:

•	Vitex amended the merger agreement with Panacos Pharmaceuticals. This merger will expand the Vitex pipeline into anti-infective therapeutics. Panacos’ lead product candidate, PA-457, is the first in a new class of oral HIV drug candidates based on a novel target in the virus life cycle. PA-457 is designed to address the most pressing problem in HIV therapy today, drug resistance. The merger is subject to shareholder approval and is expected to close in March 2005.

•	Panacos continued their progress in the clinic with PA-457. Panacos successfully completed a proof-of-principle Phase I/II study of a single oral dose of PA-457 in HIV-infected patients. As reported in a separate press release today, Panacos presented the promising results of that study on February 25, 2005 at the 12th Conference on Retroviruses and Opportunistic Infections in Boston. Panacos also reported the results from a Phase Ib study of PA-457 which support a once daily oral dosing regimen as well as the safety and tolerability of this first-in-class HIV drug. In early January, Panacos reported that the FDA had granted Fast Track status to PA-457. Panacos is currently conducting a Phase IIa study in which PA-457 is administered to HIV-infected patients once daily for ten days. Results of this study are expected in the first half of 2005.

•	In November of 2004, Vitex suspended enrollment in its Phase III surgical study for the INACTINE pathogen reduction system for red blood cells following an immune response in one patient during ongoing immunologic testing of subjects in the study. Vitex continues pre-clinical work on potential modifications to the INACTINE process that are designed to reduce the likelihood of an immune response to INACTINE treated red cells. There is no guarantee that these efforts to modify the system will be successful, and even if successful, there is no guarantee that the FDA would accept our proposed clinical development plan. Until we have completed our internal assessment and have formulated and obtained concurrence of the FDA on a development plan, enrollment in the Phase III acute study will remain suspended.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Vitex announced in June 2004 that it had entered into a merger agreement with privately-held Panacos Pharmaceuticals, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. Terms of the merger, which is subject to the approval of the shareholders of Vitex and Panacos, are contained in the Joint Proxy Statement/ Prospectus dated February 14, 2005 and in the Form S-4 Registration Statement on file with the Securities and Exchange Commission. The merger is expected to close in March 2005.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex has filed an amended Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos have mailed a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger is available in the Joint Proxy Statement/Prospectus.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Quarter ended		Year ended
	December 31, 2004	December 27, 2003	December 31, 2004	December 27, 2003
Revenues:
Research funding	$1,232	$403	$1,682	$716

Costs and expenses:
Research and development costs	5,570	2,580	13,289	18,508
General and administrative expenses	2,817	614	6,456	4,334

Total operating costs and expenses	8,387	3,194	19,745	22,842

Loss from operations	(7,155)	(2,791)	(18,063)	(22,126)

Other income (expense), net	(20)	57	(99)	(227)

Net loss	$(7,175)	$(2,734)	$(18,162)	$(22,353)

Basic and diluted net loss per share	$(0.13)	$(0.07)	$(0.35)	$(0.67)

Weighted average number of shares	54,292	41,762	52,489	33,360

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	December 27, 2003
Cash	$2,962	$4,258
Restricted cash	671	590
Other current assets	950	4,815
Property and equipment, net	2,958	3,119
Goodwill and intangibles, net	397	3,118
Other assets	—	1,379

Total assets	$7,938	$17,279

Accounts payable and accrued expenses	$3,094	$1,639
Deferred revenue	—	954
Other deferred liabilities	990	—
Term debt obligations	1,494	2,441
Stockholders’ equity	2,360	12,245

Total liabilities and stockholders’ equity	$7,938	$17,279